Exhibit (d)(2)

PERSONAL AND CONFIDENTIAL

November 30, 2023

Concentra Biosciences, LLC and Tang Capital Partners, LP
4747 Executive Drive, Suite 210
San Diego, California 92121

1.
In connection with your consideration of a possible negotiated business combination transaction between Theseus Pharmaceuticals, Inc. (the “Company”) and Concentra Biosciences, LLC (Concentra Biosciences, LLC and Tang Capital Parnters, LP and/or one or more of your affiliates, collectively referred to herein as “you”) (the “Possible Transaction”), you have requested information concerning the Company that is confidential and proprietary.  As a condition to your being furnished such information, you agree to treat any information, in any form or medium, whether written or oral, relating to the Company or any of its subsidiaries, affiliates or divisions (whether prepared by the Company, its advisors or otherwise) that is furnished to you before, on or after the date of this letter agreement, by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement and to take or abstain from taking certain other actions herein set forth.  The term “Evaluation Material” includes, without limitation, all notes, analyses, compilations, spread sheets, data, reports, studies, interpretations or other documents furnished to you or your Representatives (as defined below) or prepared by you or your Representatives to the extent such materials reflect or are based upon, in whole or in part, the Evaluation Material.  The term “Evaluation Material” does not include information that (a) is or becomes available to you on a nonconfidential basis from a source other than the Company or its Representatives; provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation to, the Company that prohibits such disclosure, (b) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives in violation of this letter agreement, or (c) has been or is independently developed by you or your Representatives without the use of the Evaluation Material or in violation of the terms of this letter agreement.  For purposes of this letter agreement, the term “Representatives” shall include (i) when used in relation to the Company, the Company’s subsidiaries and Affiliates (as such term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and its and their respective directors, officers, consultants, employees, attorneys, accountants, financial advisors and other professional representatives, and (ii) when used in relation to you, your subsidiaries and Affiliates and your and their respective directors, officers, employees, attorneys, accountants, financial advisors and other professional representatives.  You hereby agree that the Evaluation Material will be kept confidential and used solely for the purpose of evaluating and negotiating the Possible Transaction; provided, however, that the Evaluation Material may be disclosed (i) to your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction, (ii) pursuant to an External Demand in accordance with paragraph 4 of this letter agreement, and (iii) as the Company may otherwise consent in writing.  All such Representatives shall (A) be informed by you of the confidential nature of the Evaluation Material, (B) agree to keep the Evaluation Material strictly confidential, and (C) be advised of the terms of this letter agreement and agree to be bound by the terms hereof to the same extent as if they were parties to this letter agreement.  You agree to be responsible for any breaches of any of the provisions of this letter agreement by any of your Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy the Company may have against your Representatives with respect to such breach).  It is understood and agreed that the Company may, in its sole discretion, from time to time determine that disclosure of certain Evaluation Material to certain of your Representatives may be inappropriate, in which event at the Company’s request, you shall refrain from disclosing such Evaluation Material to such Representatives.

2.
You will not, and will direct your Representatives not to (and Transaction Information shall only be disclosed to your Representatives who need to know such information for the sole purpose of evaluating and negotiating a Possible Transaction), disclose to any person (including any governmental agency, authority or official or any third party) either the fact that discussions or negotiations are taking place (or have taken place) concerning the Possible Transaction or any of the terms, conditions or other facts with respect to the Possible Transaction, including the status thereof or that Evaluation Material has been made available to you (such information, “Transaction Information”); provided, however, that disclosure of Transaction Information pursuant to an External Demand shall be governed by paragaph 4 of this letter agreement; provided further, however, that, other than in the case of an External Demand, you and your Affiliates may disclose Transaction Information (a “Permitted Disclosure”) if but only if (i) such disclosure is required under applicable securities or antitrust laws or under applicable stock exchange rules and (ii) such disclosure requirement does not arise from a breach of this letter agreement.  Without limiting the generality of the foregoing, you further agree that you will not, directly or indirectly, contact, share the Evaluation Material or Transaction Information with or enter into any agreement, arrangement or understanding, or any discussions which would reasonably be expected to lead to an agreement, arrangement or understanding, with any other person, including financing sources (other than your Representatives as permitted above) regarding a Possible Transaction involving the Company without the prior written consent of the Company and only upon such person executing a confidentiality agreement in favor of the Company with terms and conditions consistent with this letter agreement.

3.
You hereby acknowledge that you and your Representatives are aware that the Evaluation Material and Transaction Information may contain material, non-public information about the Company and you hereby agree that you and your Representatives may not purchase or sell any securities of the Company on the basis of such information.

4.
Notwithstanding anything to the contrary provided in this letter agreement in the event you or any of your Representatives receive a request or are required by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process or pursuant to a formal request from a regulatory examiner (any such requested or required disclosure, an “External Demand”) to disclose all or any part of the Evaluation Material, you or your Representatives, as the case may be, agree to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such External Demand, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or disclosure, and (c) assist the Company, at the Company’s expense, in seeking a protective order or other appropriate remedy to the extent available under the circumstances, in each case of (a) – (c), to the extent practicable and legally permitted.  In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (i) you or your Representatives, as the case may be, may disclose only that portion of the Evaluation Material or Transaction Information which you or your Representatives are advised by outside legal counsel is legally required to be disclosed and to only those persons to whom you or your Representatives are advised by outside legal counsel are legally required to receive such information, and you or your Representatives shall exercise reasonable best efforts to obtain assurance that confidential treatment will be accorded such Evaluation Material or Transaction Information, and (ii) you or your Representatives shall not be liable for such disclosure, unless such disclosure was caused by or resulted from a previous disclosure by you or your Representatives not permitted by this letter agreement.

5.
Unless otherwise agreed to by the Company in writing, (a) all communications regarding the Possible Transaction, (b) requests for additional information, (c) requests for management meetings, and (d) discussions or questions regarding procedures, timing and terms of the Possible Transaction, should be submitted or directed exclusively to Leerink Partners LLC (the “Banker”). Contact information for the appropriate Banker representatives shall be provided by the Company.

6.
You agree that, for a period of two (2) years from the date hereof, neither you nor any of your Affiliates who are provided with Evaluation Material or Transaction Information, or any of your Representatives acting on your behalf or at your direction, will, directly or indirectly, solicit for employment or employ or cause to leave the employ of the Company or any of its subsidiaries (a) any individual serving as an officer of the Company, or (b) any employee of the Company or any of its subsidiaries with whom you have had substantial contact, or who is specifically identified to you, during your investigation of the Company and its business, in each case without obtaining the prior written consent of the Company; provided that you may make general solicitations for employment not specifically directed at the Company or any of its subsidiaries or their respective employees and employ any person who responds to such solicitations.

7.	(a)	From the date hereof until 5:00 p.m., Eastern time, on the date that is 45 days from the date hereof, except pursuant to the consummation of a Possible Transaction, neither you nor any of your Affiliates, shall, without the prior written consent of the Company, in any manner, directly or indirectly: (i) engage in any “solicitation” of “proxies” (as such terms are defined in Rule 14a 1 of Regulation 14A under the Securities Exchange Act of 1934, as amended, disregarding clause (iv) of Rule 14a 1(l)(2) and including any otherwise exempt solicitation pursuant to Rule 14a 2(b)) or consents to vote any voting securities of the Company or any of its Affiliates; (ii) form, join or in any way participate in a “group” (as such term is used in the rules of the United States Securities and Exchange Commission) (or discuss with any third party the potential formation of a group) with respect to any securities (including in derivative form) of the Company; (iii) make any public announcement or take any action which might force the Company to make a public announcement regarding any of the types of matters set forth in clause (i) of this Section; (iv) publicly request or propose that the Company or any of the Company’s Affiliates amend or waive, or consider the amendment or waiver of, any provision set forth in this Section; (v) publicly propose any merger, consolidation, business combination, tender or exchange offer, purchase of the Company’s assets or businesses, or similar transactions involving the Company; (vi) to the extent the Company provides you with material, non-public information about the Company, acquire beneficial ownership of any securities (including in derivative form) of the Company; or (vii) cause, assist, induce or encourage any other person or entity to take any action described in clauses (i) – (vi) above; provided, however, that the restrictions set forth in this Section shall terminate immediately upon the public announcement by the Company that it has, since the date of this letter agreement, entered into a definitive agreement with a third party for a transaction involving the acquisition (by way of merger, tender offer or otherwise) of more than 50% of the outstanding capital stock of the Company or 50% or more of the assets (on a consolidated basis) of the Company.

(b)	Notwithstanding anything in this letter agreement to the contrary, you and your Affiliates are permitted to make any disclosure or statement required under applicable laws, including required disclosures or statements on their Schedule 13D or amendments thereto.

(c)	Company acknowledges that you are in the investment business. Company acknowledges and understands that you may now or in the future evaluate, invest in or do business with competitors or potential competitors of the Company. Accordingly, provided that you do not violate any of the obligations under this letter agreement or applicable securities laws, nothing in this letter agreement will be construed as a representation or agreement that you will not continue to evaluate, invest in or do business with competitors or potential competitors of the Company.

8.
You understand that none of the Company, the Banker, or their respective Representatives have made or make any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material.  You agree that none of the Company, the Banker, or their respective Representatives shall have any liability to you or any of your Representatives resulting from the selection, use or content of the Evaluation Material by you or your Representatives.

9.
Upon the Company’s (directly or through the Banker) demand, you shall either promptly (a) destroy the Evaluation Material and any copies thereof (including material that references Transaction Information), or (b) return to the Company all Evaluation Material and any copies thereof (including material that references Transaction Information), and, in either case, confirm in writing to the Company that all such material has been destroyed or returned, as applicable, in compliance with this letter agreement.  It is understood that information in an intangible or electronic format containing Evaluation Material or Transaction Information cannot be removed, erased or otherwise deleted from archival systems (also known as “computer or system back-ups”) but that such information will continue to be protected under the confidentiality requirements and non-use limitations contained in this letter agreement and you and such Representatives shall continue to be bound by the obligations of confidentiality and non-use hereunder.  Notwithstanding the foregoing, you and your Representatives may retain one copy of any work product prepared by you or them that contains Evaluation Material or Transaction Information to the extent necessary pursuant to applicable legal or regulatory requirements; provided that you and such Representatives shall continue to be bound by the obligations of confidentiality and non-use hereunder for such period of time as you and such Representatives retain such work product.

10.
You agree that, except to the extent expressly authorized by the Company’s Board of Directors (or any authorized committee thereof) in advance, neither you nor any of your Representatives acting on your behalf or at your direction will directly or indirectly have any formal or informal discussions or other communications, or directly or indirectly enter into any agreement, arrangement or understanding, whether formal or informal and whether or not binding, with any director, officer or other employee of the Company or any of its subsidiaries relating to (i) any retention, severance, equity or other compensation, incentives or benefits that may be or become payable to any directors, officers or employees of the Company or any of its subsidiaries in connection with a Possible Transaction or following the consummation thereof, or (ii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company or any of its subsidiaries with the Company or any Affiliate of the Company following the consummation of a Possible Transaction.

11.
To the extent that any Evaluation Material may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal (including with respect to intellectual property matters) or regulatory proceedings or governmental investigations, the parties hereto understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the disclosure of such material is not intended to, and will not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege and any such Evaluation Material will remain entitled to all protection under these privileges, this letter agreement and the joint defense doctrine.  Nothing in this letter agreement obligates any party to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege, and in the event of an inadvertent disclosure of any materials which may have the effect of waiving any such privilege, you and your Representatives agree to destroy any such materials promptly upon the request of the Company or its Representatives.

12.
You represent and warrant that, as of the date hereof, you and your controlled Affiliates beneficially own less than 10% of the common stock of the Company, consistent with your Schedule 13D filed on November 24, 2023.

13.
You acknowledge and agree that money damages would not be a sufficient remedy for any breach (or threatened breach) of this letter agreement by you or your Representatives and that the Company shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach (or threatened breach), without proof of damages, and each party further agrees to waive, and shall cause its Representatives to waive any requirement for the securing or posting of any bond in connection with any such remedy.  Such remedies shall not be the exclusive remedies for a breach of this letter agreement but will be in addition to all other remedies available at law or in equity.

14.
You agree that unless and until a definitive agreement between the Company and you with respect to the Possible Transaction has been executed and delivered, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to any transaction by virtue of this or any written or oral expression except, in the case of this letter agreement, for the matters specifically agreed to herein.  In addition, you hereby waive, in advance, any claims (including, without limitation, breach of contract) in connection with any Possible Transaction other than claims under any definitive agreement relating to a Possible Transaction or under this letter agreement.  For purposes of this letter agreement, the term “definitive agreement” does not include an executed letter of intent or any other preliminary written agreement, nor does it include any oral acceptance of an offer or bid by you.  The agreement set forth in this paragraph may be modified or waived only by a separate writing by the Company and you expressly so modifying or waiving such agreement.

15.
You acknowledge that (a) the Company and the Banker shall be free to conduct the process for a transaction as they in their sole discretion shall determine (including, without limitation, negotiating with any prospective buyers and entering into a definitive agreement without prior notice to you or to any other person), and (b) any procedures relating to such transaction may be implemented or changed at any time without notice to you or any other person.

16.
No failure or delay by the Company or any of its Representatives in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof unless in writing and signed by an officer of the Company or other authorized person on its behalf.  No modification or amendment of this letter agreement shall be effective unless in writing and signed by an officer of the Company, or other authorized person on its behalf, and you, or an authorized person on your behalf.

17.
The illegality, invalidity or unenforceability of any provision hereof under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision.

18.
This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.  The parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the Chancery Courts in the State of Delaware and the United States District Court for the District of the State of Delaware for any action, suit or proceeding arising out of or relating to this letter agreement and the Possible Transaction, and agree not to commence any action, suit or proceeding related thereto except in such courts.

19.
This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.  One or more counterparts of this letter agreement may be delivered by facsimile or pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

20.
This letter agreement shall terminate on the first anniversary of the date of this letter agreement (the “Termination Date”). The obligations of paragraph 6 shall survive the Termination Date and continue in accordance with the terms of that paragraph.

Very truly yours,

THESEUS PHARMACEUTICALS, INC.

By:	/s/ Brad Dahms
Name:	Brad Dahms
Title:	Chief Financial Officer

Confirmed and Agreed to:

Concentra Biosciences, LLC

By:	/s/ Michael Hearne
Name:	Michael Hearne
Title:	Chief Financial Officer

Date: 12/2/2023

Tang Capital Partners, LP

By:	/s/ Michael Hearne
Name:	Michael Hearne
Title:	Chief Financial Officer of Tang Capital Management, LLC, General Partner

Date: 12/2/2023